EXHIBIT 3.1

RESTATED CERTIFICATE OF INCORPORATION OF

FIRST AVENUE NETWORKS, INC.

First Avenue Networks, Inc., a Delaware corporation, hereby certifies that:

1.             The name of the corporation is First Avenue Networks, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was August 23, 1993, under the name of ADVANCED RADIO TECHNOLOGIES CORPORATION.

2.             This Restated Certificate of Incorporation of the corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by the corporation’s Board of Directors and a majority of the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: August 29, 2006	First Avenue Networks, Inc.

	By:	/s/ Thomas A. Scott
Name: Thomas A. Scott
Title: Chief Financial Officer

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FIRST AVENUE NETWORKS, INC.

ARTICLE I

The name of this Corporation is FiberTower Corporation.

ARTICLE II

The registered office of this Corporation in the State of Delaware is located at 1209 Orange Street, County of New Castle, City of Wilmington, DE 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The total number of shares of stock that this Corporation shall have authority to issue is four hundred million (400,000,000) shares of Common Stock, $.001 par value per share (“Common Stock”).  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

The holders of the shares of Common Stock shall be entitled to one (1) vote per share on all issues submitted to stockholders entitled to vote thereon.  The Corporation shall not issue any nonvoting equity securities to the extent prohibited by section 1123 of title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the effective date of the Reorganization Plan; provided, however, that this Article V (a) will have no further force and effect beyond that required under section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such section of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with such applicable law as from time-to-time may be in effect.

ARTICLE VI

This Corporation shall have a perpetual existence.

ARTICLE VII

In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal from time to time the By-Laws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal the By-Laws adopted or amended by the Board of Directors.

ARTICLE VIII

Except to the extent that the DGCL prohibits the elimination of or any limitation on, the liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.  No amendment to, or repeal of, this Article shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE IX

1.             Indemnification.  The Corporation shall, to the maximum extent permitted under the DGCL, and, except as set forth below, indemnify and, upon request, advance expenses to, each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him, or on his behalf, in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

2.             Determination of Entitlement to Indemnification.  Any indemnification under paragraph 1 of the Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification is proper under the circumstances because such person has either met the applicable standard of conduct set forth in this Article and that the amount requested has been actually and reasonable incurred.  Such determination shall be made:

A.            by the Board of Directors of the Corporation by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or

B.            if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

C.            by the majority holders of the Common Stock.

3.             Advance of Expenses.  Notwithstanding any other provisions, this Certificate of Incorporation, the By-Laws of the Corporation, or any agreement, vote of stockholders or disinterested directors, or arrangement to the contrary, the Corporation shall advance payment of expenses incurred by an Indemnitee in advance of the final disposition of any matter only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article.  Such undertaking may be accepted without reference to the financial ability of the Indemnitee to make such repayment.

4.             Subsequent Amendment.  No amendment, termination or repeal of this Article or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

5.             Other Rights.  This Corporation may, to the extent authorized from time to time by its board of directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

6.             Merger or Consolidation.  If this Corporation is merged into, or consolidated with, another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of, or relating to, any actions, transactions or facts occurring prior to the date of such merger or consolidation.

7.             Savings Clause.  If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by, or in the right of, the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

8.             Scope of Article.  Indemnification and advancement of expenses, as authorized by the preceding provisions of this Article, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an authorized representative and shall inure to the benefits of the heirs, executors and administrators of such a person.

9.             Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article.

ARTICLE X

Subject to the limitations contained in Articles VIII and IX, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

Elections of directors need not be by written ballot except as, and to the extent, provided in the By-Laws of the Corporation.

ARTICLE XII

The books of this Corporation may, subject to any stationary requirements, be kept outside the State of Delaware as may be designated by the Board of Directors or in the By-Laws of this Corporation.

ARTICLE XIII

The board of directors shall be comprised of nine directors.  The directors shall be divided into three classes (Class I, Class II and Class III), each comprised of three directors, with the term of office of the Class I directors to expire at the Corporation’s first annual meeting of stockholders held after the directors are first elected to such classes, the term of office of the Class II directors to expire at the Corporation’s second annual meeting of stockholders after the directors are first elected to such classes and the term of office of the Class III directors to expire at the Corporation’s third annual meeting of stockholders after the directors are first elected to such classes, with each director to hold office until his or her successor shall have been duly elected and qualified.  At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

CERTIFICATE OF AMENDMENT
to the
RESTATED CERTIFICATE OF INCORPORATION
of
FIBERTOWER CORPORATION

FiberTower Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies pursuant to Section 242 of the DGCL:

FIRST:  The name of the Corporation is FiberTower Corporation.  The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on August 23, 1993.

SECOND:  This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the DGCL.

THIRD:  The Restated Certificate of Incorporation of the Corporation is hereby amended by adding a new Article XIV to read as follows:

“ARTICLE XIV

Upon this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Amendment Effective Time”), every ten (10) shares of the Corporation’s Common Stock (the “Old Common Stock”) issued and outstanding immediately prior to the Amendment Effective Time will be automatically reclassified as and converted into one share of common stock, par value $.001 per share, of the Corporation (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to Computershare Investor Services LLC, as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by that agent as soon as practicable after the Amendment Effective Time on the basis of prevailing market prices of the New Common Stock on the Nasdaq Stock Market at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

Each stock certificate that, immediately prior to the Amendment Effective Time, represented shares of Old Common Stock shall, from and after the Amendment Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

FOURTH:  This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation shall be effective at 5:00 p.m., Eastern time, on December 18, 2009.

IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation has been executed for and on behalf of the Corporation by an officer thereunto duly authorized and attested to as of December 18, 2009.

FIBERTOWER CORPORATION

By:	/s/ Thomas A. Scott
Thomas A. Scott
Chief Financial Officer

CERTIFICATE OF AMENDMENT

to the

CERTIFICATE OF INCORPORATION

of

FIBERTOWER CORPORATION

FiberTower Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies pursuant to Section 242 of the DGCL:

FIRST:  The name of the Corporation is FiberTower Corporation.  The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 23, 1993.

SECOND:  This Certificate of Amendment to the Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the DGCL.

THIRD:  The Certificate of Incorporation of the Corporation is hereby amended by deleting the text of Article XIII in its entirety and substituting the following:

“ARTICLE XIII

The board of directors shall be comprised of seven directors. The directors shall be divided into three classes (Class I, Class II and Class III), with Class I comprised on three directors and Classes II and III each comprised of two directors. The term of office of the Class I directors will expire at the Corporation’s 2013 annual meeting of stockholders, the term of office of the Class II directors will expire at the Corporation’s 2011 annual meeting of stockholders and the term of office of the Class III directors will expire at the Corporation’s 2012 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.”

IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation of the Corporation has been executed for and on behalf of the Corporation by an officer thereunto duly authorized and attested to as of July 23, 2010.

FIBERTOWER CORPORATION

By:	/s/ Thomas A. Scott
Name: Thomas A. Scott
Title: Chief Financial Officer